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                                                                    Exhibit 3.32

              MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES
               CORPORATION, SECURITIES AND LAND DEVELOPMENT BUREAU




                            ARTICLES OF INCORPORATION
                          (domestic profit corporation)

      These Articles of Incorporation are signed by the incorporator for the purpose of forming a profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as amended, as follows:

                                    ARTICLE I

                                      Name

      The name of the corporation is OASP, Inc. (the "Corporation").


                                   ARTICLE II

                                     Purpose

      The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Michigan Business Corporation Act (the "MBCA").
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                                   ARTICLE III

                               Authorized Capital

      The total authorized capital is 60,000 shares of Common Stock. Each share is entitled to one vote on all matters submitted to the shareholders of the Corporation and each share shall have all the share rights and preferences as each other share.


                                   ARTICLE IV

                      Registered Office and Resident Agent

      The address of the initial registered office is 1250 Stephenson Highway, Troy, Michigan 48083. The mailing address of the initial registered office is 1250 Stephenson Highway, Troy, Michigan 48083. The name of the initial resident agent is Clifford C. Suing.


                                    ARTICLE V

                        Limitation of Director Liability

      No director of the Corporation shall be personally liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, except liability for any of the following: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the Corporation or its shareholders; (3) a violation of Section 551 of the MBCA, MCLA 450.1551, MSA 21.200(551); or (4) an intentional violation of criminal law. If the MBCA is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability contained in these articles of incorporation, shall be eliminated or limited to the fullest extent permitted by the MBCA as so amended. No amendment or repeal of this article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of any director occurring before the effective date of any such amendment or repeal.

                                   ARTICLE VI

               Compromise, Arrangement, or Plan of Reorganization

      When a compromise or arrangement or a plan of reorganization of the Corporation is proposed between the Corporation and its creditors or any class of them or between the Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the Corporation or of a creditor or shareholder of it, or on application of a receiver appointed for the


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Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in the manner that the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders, and also on the Corporation.

                                   ARTICLE VII

                Corporate Action Without Meeting of Shareholders

      Any action required or permitted by the MBCA to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

      Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

                                  ARTICLE VIII

                                  Incorporator

      The name and business address of the incorporator is Robert E. Smith.


      I, the incorporator, sign my name this 11th day November, 1998.




                                    /s/ Robert E. Smith
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                                    Robert E. Smith, Incorporator


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